WRITTEN CONSENT OF DIRECTORS
                       TO CORPORATE ACTION WITHOUT MEETING
                              BY LITFUNDING CORP.,
                              a Nevada Corporation


         The undersigned are the only members of, and, therefore, constitute, the entire Board of Directors of LitFunding Corp., a Nevada Corporation ("Corporation"), and hereby consent, by this writing, to take the following action, to adopt the following resolutions, and to transact the following business of this Corporation:

         WHEREAS, the Corporation's wholly-owned subsidiary LitFunding USA, a Nevada corporation, has engaged Ryan Neely to Edgarize and file all SEC documents. Invoices for these services are attached hereto as Exhibit `A'. Ryan Neely has agreed to accept and we are in agreement to settle this debt by issuing LitFunding Corp to Mr. Neely.

         RESOLVED, THEREFORE, that the Board of Directors of this Corporation has found it in the best interests of this Corporation to ratify this proposal, and approve the following: payment of the total amount due of $14,185, payable as specified therein by LitFunding USA; the issuance by the Corporation of 27,500 shares of the Corporation's $.001 par value ("Shares") to Ryan Neely in full payment for services rendered; and the filing by the Corporation of a Registration Statement on Form S-8 with the Securities and Exchange Commission with regard to the Shares;

         RESOLVED, that the Board of Directors of this Corporation has found it to be in the best interests of the Corporation and its shareholders to issue the Shares and include those Shares in its Registration Statement on Form S-8, and that this Corporation shall therewith undertake the necessary actions to prepare and file with the Securities and Exchange Commission, a Registration Statement on Form S-8 and any required amendments for the registration of those Shares;

         RESOLVED, FURTHER, that the Corporation shall issue and deliver to Ryan Neely, and in accordance with the underlying agreement pertaining thereto, the certificate representing shares of the Corporation's $.001 par value common stock, and, that this shareholder shall have all rights and privileges of shareholders of this Corporation, from this date forward, and that the shares so issued shall be fully paid and non-assessable; and

         RESOLVED, FURTHER, that any officer of this Corporation be, and hereby is, authorized, empowered and instructed to take any and all action and enter into, execute and deliver any and all documents which such officer determines are necessary or appropriate to effectuate and carry out then intents and purposes of the resolutions specified in this Consent.

         THIS CONSENT is executed pursuant to the provisions of Section 78.315 of the Nevada Revised Statues in accordance with the By-Laws of the Corporation and is to be filed with the minutes of proceedings of the Board of Directors of this Corporation.


Dated: June 10, 2005


/s/ Morton Reed
----------------------------------
Morton Reed, Director



Dated: June 10, 2005


/s/ Stanley Weiner
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Stanley Weiner, Director



Dated: June 22, 2005

/s/ Andrew Scherr
----------------------------------
Andrew Scherr, Director